Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Provides Update on Marketing

Authorization Application for Plenaxis® in Germany

Waltham, MA — March 24, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today provided an update on the status of its marketing authorization application (MAA) for Plenaxis® in Germany.

As previously disclosed, the Company’s MAA for Plenaxis® is pending with German regulatory authorities.  The Company is evaluating, and will respond to, a recent communication and requests from the German Federal Institute for Drugs and Medical Devices (BfArM) regarding the MAA.  The Company has also been in discussions with its partner, Schering AG, regarding possible responses to the BfArM, and their potential impact on the scope of the label for Plenaxis® should it be approved in Germany.

Schering AG has informed the Company of its interpretation of the BfArM’s communications and has identified specific issues for the Company to address in order to obtain a label that in Schering AG’s view, would meet the criteria for commercialization under the Company’s agreement with Schering AG.

The Company intends to continue its ongoing interactions with the BfArM with the goal of achieving a commercially acceptable label under the Schering AG agreement, although it can give no assurances that it will be successful in this regard.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS also has an innovative development pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma and androgen-independent prostate cancer, as well as early stage discovery programs and an enhanced technology platform known as Direct Select™.

This news release contains forward-looking statements, including statements regarding possible regulatory approval in Germany of, and as part of such approval the scope of any label for, Plenaxis®. These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by foreign regulatory authorities and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.